Putnam Absolute Return 700 Fund, 10/31/12, Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	13,532
Class B	   751
Class C	 4,255
Class M	   130

72DD2 (000s omitted)

Class R	    22
Class Y	 7,869

73A1

Class A	0.437
Class B	0.360
Class C	0.363
Class M	0.380

73A2

Class R	0.410
Class Y	0.464


74U1	(000s omitted)

Class A	28,138
Class B	 2,242
Class C	11,948
Class M	   352

74U2	(000s omitted)

Class R	   106
Class R5	     1
Class R6	     1
Class Y	24,001

74V1

Class A	11.78
Class B	11.60
Class C	11.60
Class M	11.65

74V2

Class R	11.68
Class R5	11.81
Class R6	11.81
Class Y	11.81

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.